Pricing Supplement No. 16 dated January 12, 1999                 Registration Nos. 333-38171
(To Prospectus dated August 7, 1998 and                                         333-38171-01
Prospectus Supplement dated August 7, 1998)                       Filing under Rule 424(b)(3)

                                 FINOVA CAPITAL CORPORATION
                             Medium-Term Notes - Floating Rate

=============================================================================================
Principal Amount: $15,000,000.00      Original Issue Date (Settlement Date): January 15, 1999
                                      Stated Maturity: January 30, 2004
=============================================================================================
Calculation Agent (If other than The First National Bank of Chicago):

Base Rate or Base Rates:

   [ ] CMT Rate                                                [X] LIBOR
   [ ] Commercial Paper Rate                                   [ ] Prime Rate
   [ ] Eleventh District Cost of Funds Rate                    [ ] Treasury Rate
   [ ] Federal Funds Rate                                      [ ] Other (see attached)

If LIBOR:                                                   If CMT Rate:

   [ ] LIBOR Reuters                                           Designated CMT Telerate Page:
       Page:                                                   If Telerate Page 7052:
   [X] LIBOR Telerate                                              [ ] Weekly Average
       Page: 3750                                                  [ ] Monthly Average
   Designated LIBOR Currency: USD                              Designated CMT Maturity Index:

Interest Payment Date(s): 30th of April, July, October and January
      (following business day convention applies)              Spread (plus or minus): +.675%
Initial Interest Rate: 5.70516%                                Spread Multiplier:N/A
Interest Reset Date: same as Interest Payment Date             Minimum Interest Rate:N/A
Interest Rate Reset Period: Quarterly                          Maximum Interest Rate:N/A
Index Maturity: Quarterly
Interest Determination Date(s):second London Business Day before the Interest Reset Date

Day  Count Convention (if no Day Count Convention is specified below, the Day Count Convention from the Original Issue Day until the principal of, premium,  if any, and interest on the
     Medium-Term  Notes offered  hereby (the "Notes") are paid in full will be as set forth in the Prospectus Supplement referred to above):

    [X] Actual/360 for the period from  January 15, 1999 to January 30, 2004
    [ ] Actual/Actual for the period from          to
    [ ] 30/360 for the period from        to
    Applicable Base Rate:

Redemption:

    [X] The Notes cannot be redeemed at the option of FINOVA Capital Corporation (the
          "Company") prior to Stated Maturity.
    [ ] The Notes may be redeemed at the option of the Company prior to Stated Maturity.
        Initial Redemption Date:
        Initial Redemption Percentage:        %
        Annual Redemption Percentage Reduction:       % until the Redemption Price is 100%
          of the Principal Amount.

Optional Repayment:

    [X] The Notes cannot be repaid at the option of the Holders thereof prior to Stated
          Maturity.
    [ ] The Notes can be repaid at the option of the Holders thereof prior to Stated Maturity.
    Optional Repayment Date(s):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Original Issue Discount: [ ] Yes  [X] No
      Total Amount of OID:                                   Yield to Maturity:
      Initial Accrual Period:                                Issue Price:       %
      Method used to determine yield for Initial Accrual Period:
      [ ] Approximate
      [ ] Exact

Form: [X] Book-Entry  [ ] Certificated

Agent:[ ] Credit Suisse First Boston Corporation
      [X] Goldman, Sachs & Co.
      [ ] Lehman Brothers Inc.
      [ ] Merrill Lynch & Co.
      [ ] Merrill Lynch, Pierce, Fenner & Smith
              Incorporated
      [ ] Morgan Stanley & Co. Incorporated
      [ ] Salomon Smith Barney Inc

Agent is acting in the capacity indicated below:
      [X] Agent  [ ] Principal

If as principal:

      [ ] The Notes are being offered at varying prices related to prevailing  market prices at the time of resale, plus accrued interest, if any, from the Original Issue Date.
      [ ] The Notes are being offered at a fixed initial  public  offering price of         %
          of the Principal Amount, plus accrued interest, if any, from the Original Issue Date.

If as agent:

      The Notes are being  offered  at a fixed  initial  public  offering  price of 100% of the
      Principal Amount, plus accrued interest, if any, from the Original Issue Date.

Agent's discount or commission:    .50%

Net proceeds to Company: $14,925,000.00

CUSIP: 31808CCJ9

Other Provisions:


Trustee: The First National Bank of Chicago


Certain capitalized terms used in this Pricing Supplement and not defined herein have the respective meanings ascribed thereto in the Prospectus and Prospectus
Supplement referred to above.

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